Exhibit 2.3

WAIVER AND AMENDMENT AGREEMENT

WAIVER AND AMENDMENT AGREEMENT (this “Agreement”), dated as of March 14, 2016, by and among Bionik Laboratories Corp., a Delaware corporation (“Bionik”), Bionik Mergerco Inc., a Massachusetts corporation (“Mergerco”), Hermano Igo Krebs, and Interactive Motion Technologies, Inc., a Massachusetts corporation (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to those terms in the Merger Agreement (as defined below).

WHEREAS, Bionik, Mergerco and the Company entered into that certain Agreement and Plan of Merger dated as of March 1, 2016 (the “Merger Agreement”); and

WHEREAS, Bionik determined that its previously issued reviewed, unaudited condensed consolidated financial statements (the “Financial Statements”) included in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 (the “Quarterly Reports”), should no longer be relied upon and will be restated due to non-cash errors identified in the accounting for the common stock purchase warrants issued by Bionik in 2015 as part of its 2015 private placement (“2015 Warrants”); and

WHEREAS, as a result thereof, Bionik filed with the SEC a Current Report on Form 8-K announcing such restatements (the “Restatement”); and

WHEREAS, Bionik intends to file amended Quarterly Reports to reflect the Restatement (the “Amendments”); and

WHEREAS, the parties hereto wish to amend the Merger Agreement and waive any and all potential or actual breaches and/or defaults by Bionik of its representations, warranties and/or covenants in the Merger Agreement as a result of the Restatement and the Amendments pursuant to the terms and conditions contained in this Agreement, and to confirm the parties’ intention to proceed towards the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           All of the above recitals are hereby incorporated by reference and made part of this Agreement.

2.           The Company hereby waives any and all breaches and/or defaults by Bionik of its representations, warranties and/or covenants in the Merger Agreement, relating to the Restatement and Bionik’s planned filing of the Amendments.

3.           Bionik hereby represents and warrants that it has no knowledge of any defaults or breaches other than as relating to the Restatement and the Amendments.

4.           Section 3.10 of the Merger Agreement is hereby amended by adding the following at the end thereof:

“Notwithstanding the foregoing, Bionik determined that its previously issued reviewed, unaudited condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015 (the “Quarterly Reports”), should no longer be relied upon and will be restated (the “Restatement”) due to non-cash errors identified in the accounting for the common stock purchase warrants issued by Bionik in 2015 as part of its 2015 private placement, and, as a result thereof, Bionik (a) filed with the Securities and Exchange Commission a Current Report on Form 8-K announcing the Restatement and (b) intends to file amended Quarterly Reports to reflect the Restatement.”

5.           Bionik agrees to promptly provide the Company upon its request with any and all material information with respect to the Restatement and the Amendments.

6.           By executing this Agreement, the Company hereby waives, releases and discharges any and all claims or causes of action, if any, of every kind and nature whatsoever, whether at law or in equity, arising at or prior to the date hereof, which it may have against Bionik and/or its officers and employees in connection with the Restatement, the Amendments and this Agreement.

7.           Except as specifically provided in this Agreement, the Merger Agreement shall continue in full force and effect in accordance with its terms.

8.           This Agreement may be executed in counterparts, each of which will be deemed an original document, but all of which together shall constitute but a single document. An executed facsimile or .pdf of this Agreement shall be deemed to be a valid and binding agreement between the parties hereto.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby agree to the terms and conditions as set forth hereinabove.

BIONIK LABORATORIES CORP.

By:	/s/ Peter Bloch
Name: Peter Bloch Title: Chief Executive Officer

INTERACTIVE MOTION TECHNOLOGIES, INC.

By:	/s/ Jules Fried
Name: Jules Fried
Title: Chief Executive Officer

BIONIK MERGERCO INC.

By:	/s/ Peter Bloch
Name: Peter Bloch
Title: Chief Executive Officer

PRINCIPAL OFFICER:

/s/ Hermano Igo Krebs
HERMANO IGO KREBS

STOCKHOLDERS’ REPRESENTATIVE:

/s/ Hermano Igo Krebs
HERMANO IGO KREBS